Exhibit (10)(x)

POTLATCH CORPORATION

MANAGEMENT DEFERRED COMPENSATION PLAN

Effective June 1, 2008

POTLATCH CORPORATION

MANAGEMENT DEFERRED COMPENSATION PLAN

Effective June 1, 2008

1.	ESTABLISHMENT AND PURPOSE

(a)	The Potlatch Corporation Management Deferred Compensation Plan was adopted on May 16, 2008, by the Board of Directors of Potlatch Corporation to provide an opportunity for senior management who have made the maximum elective contributions permitted under the Savings Plan to elect to defer additional compensation and to invest and accumulate such compensation on a tax-deferred basis.

(b)	This Plan is also intended to provide the rules and regulations for deferral of awards under the Potlatch Corporation Management Performance Award Plan II (“MPAP II”) for the 2008 performance period and under the Potlatch Corporation Annual Incentive Plan (the “AIP”) beginning with the 2009 performance period.

(c)	Effective as of October 1, 2008, this Plan also provides the rules and regulations for the administration of deferrals previously made under the MPAP II. For avoidance of doubt, deferrals made under the Potlatch Corporation Management Performance Award Plan, which are not subject to Section 409A of the Code, continue to be subject to the rules of that plan and the administrative rules and regulations applicable thereto.

(d)	The provisions of this Plan for elections to defer base salary are effective for base salary earned on or after January 1, 2009.

(e)	The Plan is intended to comply with the requirements of Section 409A of the Code. The Plan is intended to constitute an unfunded program for the benefit of a select group of management or highly compensated employees of ERISA, and, as such, to be exempt from all of the provisions of Parts 2, 3, and 4 of Title I of ERISA.

2.	DEFINITIONS

(a)	“Affiliate” means any other entity which would be treated as a single employer with the Corporation under Section 414(b) or (c) of the Code, provided that in applying such Sections and in accordance with the rules of Treasury Regulations Section 1.409A-1(h)(3), the language “at least 50 percent” shall be used instead of “at least 80 percent.”

(b)	“AIP” means the Potlatch Corporation Annual Incentive Plan.

(c)	“Beneficiary” means the person or persons designated by the Employee to receive payment of the Employee’s Deferred Compensation Account in the event of the death of the Employee.

(d)	“Board” and “Board of Directors” means the board of directors of the Corporation.

(e)	“Code” means the Internal Revenue Code of 1986, as amended.

(f)	“Committee” means the Executive Compensation and Personnel Policies Committee of the Board.

(g)	“Compensation” means the amount of compensation due by the Corporation to an Employee for his or her services as an Employee as either (i) annual base salary or (ii) an award under the MPAP II or AIP.

(h)	“Corporation” means Potlatch Corporation, a Delaware corporation.

(i)	“Deferred Compensation Account” means the bookkeeping account established pursuant to Section 6 on behalf of each Employee who elects to participate in the Plan. Within an Employee’s Deferred Compensation Account, a Directed Investment Account, Stock Unit Account, Cash Account, and appropriate sub-accounts, shall be maintained as are necessary for the proper administration of a Participant’s Deferred Compensation Account. An Employee who has made a deferral under the MPAP II or the AIP shall be deemed to have elected to participate in this Plan.

(j)	“Disabled” means an Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months.

(k)	“Dividend Equivalent” means an amount equal to the cash distribution paid on an outstanding share of the Corporation’s common stock. Dividend Equivalents shall be credited to Stock Units as if each Stock Unit were an outstanding share of the Corporation’s common stock, except that Dividend Equivalents shall also be credited to fractional Stock Units.

(l)	“Equal Installment Method” is a distribution method available only for amounts treated as credited to a Cash Account under Section 7(a) for a Participant who incurred a Separation from Service prior to October 1, 2008, and which are payable in installments. Under the Equal Installment Method, the first installment is equal to the principal amount divided by the total number of installments due. All subsequent installments are equal to the amount of the initial installment plus the full additional amount of earnings credited to the Participant’s Cash Account since the last installment payment.

(m)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(n)	“Employee” means a full-time salaried employee of the Corporation or any subsidiary thereof.

(o)	“MPAP II” means the Potlatch Corporation Management Performance Award Plan II, as amended.

(p)	“Performance-Based Compensation” means compensation the amount of which, or the entitlement to which, is contingent on the satisfaction of preestablished organizational or individual performance criteria relating to a performance period of at least twelve (12) consecutive months. Organizational or individual performance criteria are considered preestablished if established in writing by not later than ninety (90) days after the commencement of the period of service to which the criteria relates, provided that the outcome is substantially uncertain at the time the criteria are established. Performance-Based Compensation does not include any amount or portion of any amount that will be paid either regardless of performance, or based upon a level of performance that is substantially certain to be met at the time the criteria is established. Compensation may be Performance-Based Compensation where the amount will be paid regardless of satisfaction of the performance criteria due to the Employee’s death, disability, or a Change in Control Event (as defined in Treasury Regulation Section 1.409A-3(i)(5)), provided that a payment made under such circumstances without regard to the satisfaction of the performance criteria will not constitute performance-based compensation. For this purpose, a disability refers to any medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months. Performance-Based Compensation may include payments based upon subjective performance criteria, provided that: (i) the subjective performance criteria are bona fide and relate to the performance of the Participant, a group of service providers that includes the Participant, or a business unit for which the Participant provides services (which may include the entire organization); and (ii) the determination that any subjective performance criteria have been met is not made by the Participant or a family member of the Participant (as defined in Section Code 267(c)(4) applied as if the family of an individual includes the spouse of any member of the family), or a person under the effective control of the Participant or such a family member, and no amount of the compensation of the person making such determination is effectively controlled in whole or in part by the Participant or such a family member.

(q)	“Plan” means the Potlatch Corporation Management Deferred Compensation Plan.

(r)	“Plan Year” means the 12-month period beginning January 1 and ending December 31.

(s)	“Savings Plan” means the Potlatch Corporation Salaried Employees Savings Plan, as amended.

(t)	“Separation from Service” means termination of an Employee’s service as an Employee consistent with Section 409A of the Code and the regulations promulgated thereunder. For purposes of the Plan, “Separation from Service” generally means termination of an Employee’s employment as a common-law employee of the Corporation and each Affiliate of the Corporation. A Separation from Service will not be deemed to have occurred if an Employee continues to provide services to the Corporation or an Affiliate in a capacity other than as an employee and if the former employee is providing a level of bona fide services that is fifty percent (50%) or more of the average level of services rendered, during the immediately preceding thirty-six (36) months of employment with the Corporation or Affiliate; provided, however, that a Separation from Service will be deemed to have occurred if it is reasonably anticipated that an Employee’s service with the Corporation and its Affiliates will terminate after a certain date or the level of bona fide services that the Employee will perform after such date (whether as an employee or another capacity) will permanently reduce to a rate that is less than twenty percent (20%) of the bona fide level of services rendered, on average, during the immediately preceding thirty-six (36) months (or if employed by the Corporation and its Affiliates less than thirty-six (36) months, such lesser period). However, the employment relationship is treated as continuing intact while the individual is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual’s right to reemployment with the service recipient is provided either by statute or by contract. If the period of leave exceeds six months and the individual’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period.

(u)	“Stock Units” means the deferred portion of Compensation, which is converted into a unit denominated in shares of the Corporation’s common stock.

(v)	“Value” means the closing price of the Corporation’s common stock as reported in the New York Stock Exchange, Inc., composite transactions reports for the relevant date.

(w)	“Variable Fractions Method” is a distribution method for amounts payable in installments. The amount of the first installment is determined by dividing the Participant’s account balance by the total number of installments due. Each subsequent annual installment is equal to the Participant’s account balance as adjusted for earnings or losses since the last distribution date divided by a denominator equal to the total number of installments due minus the number of installments previously paid.

(x)	“Year” shall mean the calendar year.

3.	ELIGIBILITY TO MAKE DEFERRALS

(a)	Each Employee who is eligible for an award under the Corporation’s Long-Term Incentive Plan and has made the maximum elective deferrals under Section 402(g) of the Code or the maximum elective contributions permitted under the terms of the Savings Plan shall be eligible to elect to defer base salary under the Plan.

(b)	Each Employee who is eligible to receive an award under the MPAP II or AIP shall be eligible to defer such award under the Plan; provided that, an Employee who is required to defer his or her award shall automatically become a participant in this Plan.

4.	PARTICIPATION

(a)	Each Employee who is eligible to participate in the Plan pursuant to Section 3 above shall prior to the beginning of each Year and in accordance with the applicable deadline established by the Committee have the option to make an irrevocable election to defer a percentage of his or her Compensation earned during the following Year before the beginning of each such Year. Compensation paid after December 31 of a Plan Year for services performed by the Employee during the final payroll period of the calendar year and which payroll period includes the last day of such calendar year shall be treated as earned for services performed in the year paid.

(b)	Notwithstanding the foregoing, an Employee may make an irrevocable election to participate during a Year with respect to Compensation earned during that Year and subsequent to the filing of such election, provided such election is made within thirty (30) days of the Employee’s initial eligibility to participate in this Plan and any other nonqualified deferred compensation plans treated as a single plan with this Plan under Section 409A of the Code. Any such initial election shall apply only to Compensation earned for services performed after the date of the election. If compensation is due for services performed over a period of time which includes the period both before and the period after the date of the election, the election will apply to an amount equal to the total amount of the compensation paid for such performance period multiplied by the ratio of the number of days remaining in the performance period after the election over the total number of days in the performance period.

(c)

Notwithstanding the preceding rules, a deferral election for an award of Compensation under MPAP II or AIP, which constitutes Performance-Based Compensation, may be made no later than six months before the end of such performance period and such election shall apply to the full amount of such Performance-Based Compensation Payment. This special election rule is available only (i) if the Employee performs services for the Company or its Affiliate continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date an Election is made with respect to such payment, (ii) the Election is made before the amount of the Performance-Based Compensation to be received becomes reasonably ascertainable or, if the Performance-Based Compensation is a specified or calculable amount, when the amount is substantially certain to be paid, and (iii) the performance period is at least twelve (12) months in duration.

(d)	The Committee may also adopt such additional or alternative election rules provided that such rules comply with the rules of Section 409A of the Code and applicable regulatory authority.

5.	DEFERRAL ELECTIONS

(a)	An Employee who elects to participate in the Plan with respect to annual base salary or an award under the MPAP II or AIP for a Year shall file a deferral election with respect to each type of Compensation on such form as the Committee shall prescribe, which shall indicate:

(i)	The amount or percentage of each type of Compensation that such Employee elects to defer pursuant to the terms of the Plan. The percentage must be in increments of ten percent (10%) and may not exceed fifty percent (50%) in the case of annual base salary. An election to voluntarily defer an award under MPAP II or AIP shall be for not less than fifty percent (50%) of such award. Notwithstanding the foregoing, an election to defer compensation may not reduce the Employee’s remaining compensation below the amount necessary to satisfy applicable employment tax withholding, income tax withholding, and benefit plan withholding. This election shall be irrevocable with respect to each type of Compensation for that Year to which it applies after the applicable deadline for making such election as provided in Section 4 for that Year.

(ii)	The percentage of the Compensation deferred pursuant to the election that is to be converted into Stock Units.

(b)	An Employee who elects to Participate in the Plan shall have only one form of payment election in effect for all amounts deferred under the Plan. Subject to Section 5(c), below, at the time of an Employee’s initial election to defer base salary or an award under the MPAP II or AIP, the Employee shall file an election and shall indicate:

(i)	Whether the deferred Compensation shall be paid in a lump sum or paid in five (5), ten (10), or fifteen (15) annual installments. For purposes of the Plan, installment payments shall be treated as a single distribution for purposes of Section 409A of the Code. Deferred Compensation shall be paid in fifteen (15) annual installments unless the Employee elects otherwise.

(ii)	Whether benefit payments shall commence immediately upon separation from service or attainment of a specified age, if later.

(c)	A Participant’s election as to the time and form of payment of deferred Compensation shall be irrevocable and binding on all deferred Compensation under the Plan. For avoidance of doubt it is intended that a Participant shall have only one method of payment in effect. Notwithstanding any provision herein to the contrary, an Employee or former Employee may revoke a previous election and make a new election as to the time and form of distribution under the Plan. Such new election shall take effect twelve (12) months after it is filed with the Committee and shall apply only to that portion of the Employee’s or former Employee’s Deferred Compensation Account and/or Stock Units scheduled to be paid more than twelve (12) months after the date the election is filed with the Committee; provided, however, that the newly scheduled distribution date must be at least five years later than the originally scheduled distribution date.

(d)	For purposes of determining the payment election in effect for a participant with existing deferrals under MPAP II as of the date this Plan is effective, such existing payment election shall remain in effect for all existing and future deferrals under the Plan unless the Employee elects and becomes subject to a new payment election in accordance with the rules of this paragraph. Notwithstanding the limitations on changes in the time or form of payment under this Section, a Participant may, not later than the date permitted by the Committee, which shall in no event be later than December 31, 2008, change his or her election with respect to the time or form of payment for his or her Deferred Compensation Account, provided that such election shall not be effective if it would defer payment of an amount otherwise payable in the year the election to change payment is made or would accelerate any payment into the year the election to change the payment date is made.

6.	ESTABLISHMENT OF DEFERRED ACCOUNTS

For each Employee who has deferred compensation under the MPAP II or AIP or who has elected to defer base salary, the Corporation shall establish a Deferred Compensation Account to which shall be credited an amount equal to that portion of the Compensation which would have been payable currently to the Employee but for the terms of the deferral election. If the deferral election includes an election to convert a percentage of the Compensation deferred pursuant to the election into Stock Units, the number of full and fractional Stock Units shall be determined in accordance with Section 9.2(c) of MPAP II and 9.2(c) of the AIP for awards deferred under those plans. Amounts of base salary which are deferred and with respect to which the Employee has elected to defer into Stock Units shall be accumulated as a “cash” amount and shall be credited as full and fractional Stock Units on a quarterly basis as of the first trading day of each calendar quarter by dividing the accumulated amount by the Value of the Corporation’s common stock on such crediting date. Notwithstanding the foregoing, if the Employee is subject to the Corporation’s Securities Law Compliance Policy for Directors, Officers and Employees (the “Trading Policy”) and the conversion to Stock Units is not then permitted under the Trading Policy, then the portion of the Compensation to be deferred into Stock Units shall be held in the Cash Account subject to Section 7 below and shall be converted into Stock Units as of the first day of the next open window period (the “Open

Conversion Date”) under the Trading Policy, such Stock Units to be equal to the number of shares of the Corporation’s common stock determined by dividing the dollar value of the portion of the Compensation to be converted into Stock Units by the Value of the Corporation’s common stock on the Open Conversion Date.

Amounts credited to an Employee’s Deferred Compensation Account shall be fully vested at all times.

7.	TREATMENT OF DEFERRED COMPENSATION ACCOUNT AND STOCK UNITS DURING DEFERRAL PERIOD

(a)	Directed Investment Account. The balance of each Employee’s Directed Investment Account shall be adjusted, for earnings and losses commencing with the date as of which any amount is credited to the Deferred Compensation Account. Such earnings or losses during the deferral period for amounts credited to a Participant’s Directed Investment Account shall be computed by reference to the rate of return on one or more of the investment alternatives that are available under the Savings Plan and which are designated by the Committee as available under this Plan. Each Employee may select (in ten percent (10%) increments) which investment alternative(s) will be used for this purpose with respect to his or her deferred Compensation, and the alternative(s) selected need not be the same as the Employee has selected under the Savings Plan, but any such selection will apply only prospectively. The Committee shall determine how frequently such selections may be changed.

Notwithstanding the foregoing, a Participant who incurred a Separation from Service prior to October 1, 2008, shall be ineligible to select among the investment choices available for a Directed Investment Account and shall continue to have the non-Stock Unit portion of his or her Deferred Compensation Account invested in a Cash Account.

(b)	Stock Units. On each dividend payment date, dividend equivalents shall be credited to each full and fractional Stock Unit to the extent such Stock Unit was in the Participant’s Stock Unit Account on the dividend record date immediately preceding the applicable dividend payment date. Such dividend equivalents shall be converted into Stock Units as of the dividend payment date by dividing the amount of the dividend equivalents by the Value of the Corporation’s common stock on the dividend payment date.

(c)	Cash Account. Amounts credited to the Cash Account shall be credited with additional amounts on a quarterly basis. For periods prior to July 1, 2008, credits shall be determined under Section 9(d) of the MPAP II. For periods on and after July 1, 2008, credits shall be made at a rate equal to 120% of the long-term applicable federal rate, with quarterly compounding, as published under Section 1274(d) of the Code for the first month of each calendar quarter.

(d)	Effect of Certain Transactions. In the event of a change in the number of outstanding shares of the Corporation’s common stock by reason of a stock split, stock dividend, or other similar changes in capitalization, an appropriate adjustment shall be made in the number of each Employee’s Stock Units determined as of the date of such occurrence.

8.	FORM AND TIME OF PAYMENT OF DEFERRED COMPENSATION ACCOUNT

Subject to Section 8(b), payment of a Employee’s Deferred Compensation Account shall commence on the later of the first day of the month following the end of the quarter in which Separation from Service occurs or, if later, the first day of the month following the Participant’s attainment of the age elected by the Participant under Section 5(b) of the Plan. A Participant may request an earlier distribution of an amount credited to his or her Deferred Compensation Account upon the occurrence of an unforeseeable emergency within the meaning of Section 409A and the regulations thereunder as determined by the Committee, but only to the extent necessary to alleviate the emergency. Payment of a Employee’s Stock Units shall also be made at such time except that, within the six-month period beginning on the last date on which Compensation have been converted into Stock Units on behalf of the Employee, to the extent that Committee reasonably determines that earlier payment would result in a violation of Federal securities laws, payment of the Employee’s Stock Units shall be made on the last day of the month in which such six-month period expires. Notwithstanding the previous sentence, Stock Unit payments shall be made following the Employee’s death, Disability or the date of the Employee’s Separation from Service, without regard to whether such six-month period has expired. For the purpose of payment, Stock Units shall be converted to cash based on the Value of the Corporation’s common stock on the last trading day of the month preceding the month during which the distribution is due to be made.

The amount of each payment due for a Deferred Compensation Account shall be determined by application of the Variable Fractions Method. However a Participant who incurred a Separation from Service, prior to the effective date of the Plan shall receive his or her installment payments for the Cash Account portion of his or her Deferred Compensation Account by application of the Variable Fractions Method or the Equal Installments Method, as previously elected by the Participant. Each annual installment shall be made on the anniversary date of the installment.

In the case of a Employee who has both a Directed Investment Account and Stock Unit Account, if a partial distribution of a deferred portion of Compensation is to be made and if the Employee’s Stock Units are immediately payable in accordance with the first paragraph of this Section, payment shall be made partially from the Employee’s Directed Investment Account (or Cash Account if applicable) and partially from his or her Stock Unit Account, in proportion to the relative size of such accounts. If the Employee’s Stock Units are not immediately payable in accordance with the previous paragraph, the partial payment shall be made entirely from the Employee’s Directed Investment Account (or Cash Account).

Notwithstanding any other provision of the Plan to the contrary:

(a)	No distribution shall be made from the Plan that would constitute an impermissible acceleration of payment as defined in Section 409A(a)(3) of the Code and regulations promulgated thereunder; and

(b)	A distribution made to an Employee who is identified as a Key Employee at the time of his or her Separation from Service will be delayed for a minimum of six (6) months if the Employee’s distribution is triggered by his or her Separation from Service. Any payment that otherwise would have been made except for the application of this subsection (b) during such six (6)-month period will be made in one (1) lump sum payment no later than the last day of the second month following the month that is six (6) months from the date of the Employee’s Separation from Service. The Employee’s Deferred Compensation Account shall continue to be adjusted for earnings and losses and Dividend Equivalents during the delay. The determination of which Employees are Key Employees will be made by the Corporation in its sole discretion in accordance with this subsection (b) and Sections 416(i) and 409A of the Code and the regulations promulgated thereunder.

1.	“Identification Date” means each December 31.

2.	“Key Employee” means an Employee who, on an Identification Date, is:

a.	An officer of the Corporation having annual compensation greater than the compensation limit in Section 416(i)(1)(A)(i) of the Code, provided that no more than fifty (50) officers of the Corporation shall be determined to be Key Employees as of any Identification Date;

b.	A five percent (5%) owner of the Corporation; or

c.	A one percent (1%) owner of the Corporation having annual compensation from the Corporation of more than $150,000.

If an Employee is identified as a Key Employee on an Identification Date, then such Employee shall be considered a Key Employee for purposes of the Plan during the period beginning on the first April 1 following the Identification Date and ending on the next March 31.

(c)	Notwithstanding the foregoing, a lump sum distribution shall be made in the Committee’s discretion to clear out a small balance held for the benefit of the Participant (or his or her Beneficiary) provided that the Committee’s decision is evidenced in-writing prior to the date of the distribution, the distribution is not greater than the applicable dollar amount under Section 402(g)(1)(B) of the Code and the payment results in the termination of all benefits due under the plan and all other “account balance plans” treated as a single nonqualified deferred compensation plan with this Plan under Treasury Regulation Section 1.409A-1(c)(2).

(d)	If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of property, the Committee may direct payment to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Administrator may require proof of incompetency, minority, incapability or guardianship as it may deem appropriate prior to distribution. Such distribution shall completely discharge the Committee, the trustees of any trusts, and the Corporation from all liability with respect to such benefit.

9.	EFFECT OF DEATH OF PARTICIPANT

Upon the death of a participating Employee, all amounts, if any, remaining in his or her Deferred Compensation Account shall be distributed to the Beneficiary designated by the Employee. Such distribution shall be made at the time or times specified in the Employee’s deferral election. If the designated Beneficiary does not survive the Employee or dies before receiving payment in full of the Employee’s Deferred Compensation Account, payment shall be made to the estate of the last to die of the Employee or the designated Beneficiary.

10.	CLAIMS AND REVIEW PROCEDURE

(a)	Informal Resolution of Questions. Any participant who has questions or concerns about his or her deferred Compensation under the Plan is encouraged to communicate with the Vice President, Human Resources. If this discussion does not give the participant satisfactory results, a formal claim for benefits may be made within one (1) year of the event giving rise to the claim in accordance with the procedures of this Section 10.

(b)	Formal Benefits Claim – Review by Review Panel. A participant may make a written request for review of any matter concerning his or her deferred Compensation under the Plan. The claim must be addressed to the Review Panel, Management Deferred Compensation Plan, Potlatch Corporation, 601 W. First Ave., Suite 1600, Spokane, Washington 99201. The Corporation’s Review Panel shall decide the action to be taken with respect to any such request and may require additional information, if necessary, to process the request. The Review Panel shall review the request and shall issue its decision, in writing, no later than ninety (90) days after the date the request is received, unless the circumstances require an extension of time. If such an extension is required, written notice of the extension shall be furnished to the person making the request within the initial ninety (90)-day period, and the notice shall state the circumstances requiring the extension and the date by which the Review Panel expects to reach a decision on the request. In no event shall the extension exceed a period of ninety (90) days from the end of the initial period.

(c)	Notice of Denied Request. If the Review Panel denies a request in whole or in part, it shall provide the person making the request with written notice of the denial within the period specified in Subsection (b) above. The notice shall set forth the specific reason for the denial, reference to the specific Plan provisions upon which the denial is based, a description of any additional material or information necessary to perfect the request, an explanation of why such information is required, and an explanation of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

(d)	Appeal to Review Panel.

1.	A person whose request has been denied in whole or in part (or such person’s authorized representative) may file an appeal of the decision in writing with the Review Panel within sixty (60) days of receipt of the notification of denial. The appeal must be addressed to: Review Panel, Management Deferred Compensation Plan, Potlatch Corporation, 601 W. First Ave., Suite 1600, Spokane, Washington 99201. The Review Panel, for good cause shown, may extend the period during which the appeal may be filed for another sixty (60) days. The appellant and his or her authorized representative shall be permitted to submit written comments, documents, records and other information relating to the claim for benefits. Upon request and free of charge, the appellant should be provided reasonable access to and copies of, all documents, records or other information relevant to the appellant’s claim.

2.	The Review Panel’s review shall take into account all comments, documents, records and other information submitted by the appellant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Review Panel’s review shall not be restricted to those provisions of the Plan cited in the original denial of the claim.

3.	The Review Panel shall issue a written decision within a reasonable period of time but not later than sixty (60) days after receipt of the appeal, unless special circumstances require an extension of time for processing, in which case the written decision shall be issued as soon as possible, but not later than one-hundred twenty (120) days after receipt of an appeal. If such an extension is required, written notice shall be furnished to the appellant within the initial sixty (60)-day period. This notice shall state the circumstances requiring the extension and the date by which the Review Panel expects to reach a decision on the appeal.

4.	If the decision on the appeal denies the claim in whole or in part written notice shall be furnished to the appellant. Such notice shall state the reason(s) for the denial, including references to specific Plan provisions upon which the denial was based. The notice shall state that the appellant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits. The notice shall describe any voluntary appeal procedures offered by the Plan and the appellant’s right to obtain the information about such procedures. The notice shall also include a statement of the appellant’s right to bring an action under Section 502(a) of ERISA.

5.	The decision of the Review Panel on the appeal shall be final, conclusive and binding upon all persons and shall be given the maximum possible deference allowed by law.

(e)	Exhaustion of Remedies. No legal or equitable action for benefits under the Plan shall be brought unless and until the claimant has submitted a written claim for benefits in accordance with Section 10(a) above, has been notified that the claim is denied in accordance with Section 10(c) above, has filed a written request for a review of the claim in accordance with Section 10(d) above, and has been notified in writing that the Review Panel has affirmed the denial of the claim in accordance with Section 10(d) above; provided, however, that an action for benefits may be brought after the Review Panel has failed to act on the claim within the time prescribed in Section 10(b) and Section 10(d), respectively.

11.	PARTICIPANT’S RIGHTS UNSECURED

The interest under the Plan of any participating Employee and such Employee’s right to receive a distribution of his or her Deferred Compensation Account and Stock Units shall be an unsecured claim against the general assets of the Corporation. The Deferred Compensation Account and Stock Units shall be bookkeeping entries only and no Employee shall have an interest in or claim against any specific asset of the Corporation pursuant to the Plan. Notwithstanding the foregoing, the Corporation may, in its discretion, choose to contribute to the Potlatch Corporation Benefits Protection Trust Agreement to assist with the payment of benefits under the Plan.

12.	STATEMENT OF DEFERRED COMPENSATION ACCOUNT AND STOCK UNITS

The Committee shall provide an annual statement of each participating Employee’s Deferred Compensation Account no later than January 31 each year.

13.	NONASSIGNABILITY OF INTERESTS

The interest and property rights of any Employee under the Plan shall not be subject to option nor be assignable either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any act in violation of this Section 13 shall be void.

14.	ADMINISTRATION OF THE PLAN

The Plan shall be administered by the Committee. In addition to the powers and duties otherwise set forth in the Plan, the Committee shall have full power and authority to administer and interpret the Plan, to establish procedures for administering the Plan and to take any and all necessary action in connection therewith, including retaining outside managers to assist with the administration of the Plan. The Committee’s interpretation and construction of the Plan shall be conclusive and binding on all persons. In its discretion, the Committee may delegate to the Vice President, Human Resources the authority for the effective administration of the Plan and for assigning responsibility to designated managers to carry out such duties.

Within 30 days after a Change of Control (as defined in Section 17), the Committee shall appoint an independent committee consisting of at least three current (as of the effective date of the Change of Control) or former Corporation officers and directors, which shall thereafter administer all claims for benefits under the Plan. Upon such appointment the Committee shall cease to have any responsibility for claims administration under the Plan.

15.	AMENDMENT OR TERMINATION OF THE PLAN

(a)	The Board may amend, suspend or terminate the Plan at any time. The foregoing notwithstanding, the Plan may not be amended (including any amendment to this Section 15) or terminated by the Board if such amendment or termination would or adversely affect or impair the Employee’s right to receive amounts credited to his or her Deferred Compensation Account.

(b)	Except as provided in Section 15(c) or as otherwise permitted under Section 409A of the Code, in the event of termination of the Plan, the Employees’ Deferred Compensation Accounts may, in the Board’s discretion, be distributed within the period beginning twelve months after the date the Plan was terminated and ending twenty-four months after the date the Plan was terminated, or pursuant to Section 8, if earlier. If the Plan is terminated and Deferred Compensation Accounts are distributed, the Board shall terminate all account balance non-qualified deferred compensation plans with respect to all Employees and shall not adopt a new account balance non-qualified deferred compensation plan for at least three years after the date the Plan was terminated. A termination and liquidation of the Plan under this Section 15(b) shall be made only in compliance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(c).

(c)	The Board may terminate the Plan upon a corporate dissolution of the Corporation that is taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), provided that the Employees’ Deferred Compensation Accounts and Stock Units are distributed and included in the gross income of the Employees by the latest of (i) the Year in which the Plan terminates or (ii) the first Year in which payment of the Deferred Compensation Accounts and Stock Units is administratively practicable.

(d)	Notwithstanding the foregoing, the Vice President, Human Resources of the Corporation shall have the power and authority to amend the Plan with respect to any amendment that (i) does not materially increase the cost of the Plan to the Corporation or (ii) is intended to comply with new or changed legal requirements applicable to the Plan, including, but not limited to, Section 409A of the Code.

16.	SUCCESSORS AND ASSIGNS

The Plan shall be binding upon the Corporation, its successors and assigns, and any parent corporation of the Corporation’s successors or assigns. Notwithstanding that the Plan may be binding upon a successor or assign by operation of law, the Corporation shall require any successor or assign to expressly assume and agree to be bound by the Plan in the same manner and to the same extent that the Corporation would be if no succession or assignment had taken place.

17.	CHANGE IN CONTROL

For purposes of the Plan, “Change of Control” shall mean

(a)	Upon consummation of a reorganization, merger or consolidation involving the Corporation (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the then outstanding shares of Common Stock (the “Outstanding Common Stock”) and the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Voting Securities”) immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Corporation either directly or through one or more subsidiaries), (B) no Person (as defined in Section 2(e)(iii) below) (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any direct or indirect wholly owned subsidiary of the Corporation or such other corporation resulting from such Business Combination) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership is based on the beneficial ownership, directly or indirectly, of Outstanding Common Stock or Outstanding Voting Securities immediately prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(b)	On the date that individuals who, as of May 19, 2006, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to May 19, 2006, whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors, an actual or threatened solicitation of proxies or consents or any other actual or threatened action by, or on behalf of any Person other than the Board; or

(c)	Upon the acquisition after May 19, 2006, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of either (A) the then Outstanding Common Stock or (B) the combined voting power of the Outstanding Voting Securities; provided, however, that the following acquisitions shall not be deemed to be covered by this Section 2(e)(iii): (x) any acquisition of Outstanding Common Stock or Outstanding Voting Securities by the Corporation, (y) any acquisition of Outstanding Common Stock or Outstanding Voting Securities by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any direct or indirect wholly owned subsidiary of the Corporation or (z) any acquisition of Outstanding Common Stock or Outstanding Voting Securities by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of Section 2(e)(i); or

(d)	Upon the consummation of the sale of all or substantially all of the assets of the Corporation or approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

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